Exhibit 10.1

FY 2008 Executive Annual Incentive Plan

Job Category:	(“Participant”)

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:	The target incentive bonus for this executive position is [50%/100%] of the Participant’s annual base salary. The incentive bonus will be paid on a [semi-annual/annual] basis based on the Participant’s actual base salary from time of eligibility under the Plan through the applicable fiscal period. Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The incentive bonus will be paid on a [semi-annual/annual] basis. Payment will be made within two and one-half months of the financial close of the applicable fiscal period.

Components:	The following performance metric(s) will be used to determine the amount of the incentive bonus:

Metric	Weighting

Achievement Schedule:	The achievement schedule for each metric and associated bonus associated with the achievement of such metric is set forth in Schedule 1 attached hereto.

Pro-ration:	The calculation of the incentive bonus will be based on eligible actual base salary earnings for the applicable fiscal period and, subject to the eligibility requirements below, will be pro-rated based on the number of days the Participant is employed as a regular, full-time employee of Serena during such fiscal period.

Eligibility:	The Participant must be a regular, full-time employee of Serena at the end of the applicable fiscal period and remain actively employed through the date of the bonus payout in order to be eligible to receive the incentive bonus. Similarly, the Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout in order to be eligible to receive any bonus payment measured on an annual basis and/or payments for annual over-achievement or other annual adjustment. A Participant who leaves before the end of the applicable fiscal period or prior to the payment of the incentive bonus for such period will not be eligible to receive the incentive bonus or any pro-ration thereof.

Acquisition:	In the event of an acquisition or purchase of products or technology, the Administrator may adjust the applicable financial performance metrics to reflect the potential impact upon the Serena’s financial performance.

Plan Provisions:	This Plan supersedes the FY07 Executive Annual Incentive Plan, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Administrator”). The Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan, except to the extent that the Board reserves the right to approve matters related to the compensation of the Chief Executive Officer. The Administrator reserves the right to alter or cancel all or any portion of the Plan for any reason at any time, and to exercise its own judgment with regard to company performance in light of events outside the control of management and/or the Participant.

The Serena FY2008 Compensation Plan General Terms and Conditions are incorporated herein, except to the extent inconsistent with the terms hereof.

*	See Schedule 1 attached hereto

SCHEDULE 1

SERENA SOFTWARE, INC.

FY08 EXECUTIVE ANNUAL INCENTIVE PLAN

Effective February 1, 2007

Target annual cash incentive bonuses are equal to 100% of a participant’s annual base salary for our Senior Vice President, Chief Financial Officer and Senior Vice President, Worldwide Field Operations, and 50% of a participant’s annual base salary for our Senior Vice President, General Counsel, Senior Vice President, Research and Development, and Senior Vice President, Worldwide Marketing. The actual bonus amounts are subject to achievement of one or more of the following performance metrics: (a) with regard to all of our executive officers, achievement of our annual EBITA (earnings before interest, taxes and amortization) target; (b) with regard to our Senior Vice President, General Counsel, Senior Vice President, Research and Development, and Senior Vice President, Worldwide Marketing, achievement of management objectives applicable to the executive officer; and (c) with regard to our Senior Vice President, Research and Development and Senior Vice President, Worldwide Marketing, achievement of expense targets applicable to the executive officer’s functional area. For annual incentive plans with multiple performance metrics, the performance metrics are generally weighted on an equal basis. With regard to the annual EBITA performance metric, achievement of less than 85% of the EBITA target results in no payout, achievement of 100% of the EBITA target results in a 100% payout, and achievement of 115% of the EBITA target results in a 200% payout of the target bonus or weighted portion thereof. Payouts based on the EBITA metric are not capped. The incentive bonuses will be calculated and paid out on an annual basis for our Senior Vice President, Chief Financial Officer, and on a semi-annual basis for our Senior Vice President, Worldwide Field Operations, Senior Vice President, General Counsel, Senior Vice President, Research and Development, and Senior Vice President, Worldwide Marketing. The annual incentive bonus for our Senior Vice President, Worldwide Field Operations is guaranteed at 100% of his target bonus for fiscal year 2008.

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